Exhibit 99.1

GigOptix Announces Record Revenues for Third Quarter 2010

Achieves 15% Sequential Revenue Growth; Increases EBITDA to 12% of Revenue; Achieves First Quarter of

Non-GAAP Profitability

Guides for Continued Growth in Fourth Quarter 2010

PALO ALTO, CA (October 28, 2010). GigOptix, Inc. (OTCBB: GGOX), a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G optical networks, today announced its financial results for the third quarter ended October 3, 2010.

Third Quarter and Recent Highlights:

•	Reported record quarterly revenue of $7.2 million, an increase of 15 percent over prior quarter and an increase of 130 percent over the third quarter of 2009;

•	Achieved first time non-GAAP profitability of $0.3 million and reported a GAAP loss of $0.4 million;

•	Achieved positive adjusted EBITDA of $0.9 million, compared to $0.2 million in the previous quarter;

•	Achieved volume shipments of drivers for both 100G coherent and 40G RZ-DQPSK systems, two of the fastest growing optical segments;

•	Increased revenue from 40G and 100G products by more than 65 percent sequentially;

•	Expanded 100G portfolio to include Surface Mounted Devices (SMDs) and began sampling of a quad 7.5Vpp DWDM driver for 100G DP-QPSK applications;

•	Launched industry first Bundled Solutions for 40G and 100G applications;

•	Launched new portfolio of ultralow power SMART ROSATM and SMART TOSATM for short reach datacom applications; and

•	Launched industry first Thin Film Polymer on Silicon (TFPS™) modulator production samples from the Sanmina-SCI production line with the 40G DPSK modulators.

Management Commentary

Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix commented, “I am pleased to report another record revenue quarter for GigOptix, representing the fourth consecutive quarter of both double digit growth and approximately $1.0 million or more of revenue growth compared to the prior quarter. Additionally, we achieved our first quarter of non-GAAP profitability and generated our second consecutive quarter of positive adjusted EBITDA, which improved by a factor of more than three over the second quarter. Our results were driven by continued momentum and market share gains as we capitalized on our leadership position in 40G and 100G optical products. We believe our expanded product offerings position GigOptix as the only pure play provider of electronic devices for high-speed fiber-optical communications covering all applications (drivers, amplifiers and modulators), all speeds (from 1-120G), and all distances (from Very Short Reach (VSR) to Ultra Long Haul (ULH)).

“Most notable, during the third quarter we introduced our 40G and 100G Bundled Solutions, which we believe sets another industry first by providing a complete solution set comprised of a Transimpedance Amplifier (TIA) and a TFPS Mach-Zehnder Modulator (MZM) with a matched driver for an optical application. Our goal is to simplify our customers’ supply chain and development efforts by offering a one-stop-shop for all of their 40G and 100G requirements, including drivers, receivers and modulators, which will also enhance inter-operability quality and performance. We believe this strategy offers a compelling value proposition to our customers and also represents a competitive advantage for GigOptix, as these products are not currently available from any other single supplier.

“Shortly following the close of the third quarter, we achieved a significant milestone as we began shipping the industry’s first production samples of our TFPS MZM to Tier-1 telecom customers. This proprietary technology enables electro-optical polymer MZMs that establish new performance thresholds in our industry in terms of small size and low power. Our high bandwidth TFPS MZM is optimized for the stringent telecom thermal and optical stability requirements demanded by our customers and we believe greatly strengthens our comprehensive Bundled Solutions of 40G and 100G drivers and receiver TIAs.

“We also introduced a new family of ultralow power multirate SMART Optical Sub-Assemblies (OSAs) targeting short reach datacom applications, which were demonstrated at the European Conference and Exhibition on Optical Communications (ECOC) in late September. Our SMART Receive OSA (ROSA) and SMART Transmit OSA (TOSA) are based on a new generation of GigOptix’ VCSEL driver and TIA/limiting amplifier chips that combine advanced RF analog circuit techniques that reduce power consumption with mixed signal circuits to enable a fully digitally controlled TOSA and ROSA. Given their ultralow power dissipation and ease of design, we believe there is significant opportunity for our SMART TOSA and SMART ROSA products not only in the traditional datacom market but also in consumer, industrial and avionics markets.”

Dr. Katz concluded, “The third quarter represents our 13th quarter of consistent execution since the inception of the Company in July 2007, and we are proud of our continuing ability to exceed our original GigOptix growth plan. During this time, we have focused on enhancing our product portfolio to offer complete solutions for all speeds from 10G to 100G and across all reaches from VSR to UHL. As a result, GigOptix now benefits from the most comprehensive portfolio of electronic devices for fiber optic high speed communications that is available in the market today, comprised of drivers, receivers, modulators and enhanced technology offerings. Going forward, we will focus on expanding our customer base and enhancing our product portfolio by achieving a higher level of integration with our Bundled Solutions, as well as continuing to pioneer even higher communication speeds up to 1TBps over the next five years. We are a mission critical company that has a proven record of successful execution against our business plan, and a growing base of outstanding partners and customers. I believe we will continue to further our leadership position in our target markets, while building long-term value for our shareholders in the coming quarters and years.”

Third Quarter Results

Revenue for the third quarter of 2010 was $7.2 million, an increase of 130 percent over the $3.1 million in the third quarter of 2009 and a 15 percent increase over the $6.3 million in the second quarter of 2010.

Gross profit on a GAAP basis for the third quarter of 2010 was $3.8 million, compared to $1.8 million for the same period in 2009 and $3.5 million for the second quarter of 2010. GAAP gross margin for the period was 53 percent, compared to 58 percent during the third quarter of 2009 and 56 percent for the second quarter of 2010. Non-GAAP gross profit was $4.0 million, an increase of approximately 104 percent compared to $1.9 million in the third quarter of 2009 and an increase of 9 percent compared to the second quarter of 2010. Non-GAAP gross margin was 55 percent during the third quarter of 2010, compared to 62 percent for the same period last year and 58 percent for the second quarter of 2010.

Total operating expenses on a GAAP basis for the third quarter of 2010 were $4.1 million, compared with $3.0 million for the third quarter of 2009 and $4.7 million for the second quarter of 2010. The 12 percent sequential decrease in operating expenses was in large part due to a continuous and ongoing focus in managing costs. Third quarter 2010 operating expenses included $0.4 million of stock-based compensation expenses.

GAAP net loss for the third quarter of 2010 was $0.4 million, or ($0.03) per share on approximately 12.0 million shares. This compares to a net loss of $1.2 million, or ($0.23) per share, on approximately 5.2 million shares for the third quarter of 2009 and a net loss of $1.4 million, or ($0.15) per share on approximately 9.4 million shares for the second quarter of 2010. The non-GAAP net income for the third quarter of 2010 was $0.3 million, or $0.03 per share based on 13.4 million fully diluted shares, compared to a non-GAAP net loss of $0.7 million for the same period in 2009 and a non-GAAP net loss of $0.4 million for the second quarter of 2010. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Adjusted EBITDA, defined as income or loss from operations net of depreciation, amortization, stock-based compensation expense and restructuring expenses, for the third quarter of 2010 was income of $0.9 million, compared to a loss of $0.6 million for the third quarter of 2009 and income of $0.2 million for the second quarter of 2010. For a reconciliation of GAAP results to adjusted EBITDA, please see table below.

GigOptix ended the third quarter of 2010 with $4.9 million in cash and investments, compared to $0.8 million at the end of the second quarter of 2010. The sequential increase in cash and investments includes approximately $3.9 million in net proceeds from the Company’s sale of approximately 2.76 million shares, including over-allotment shares, to institutional investors in a public offering transaction that was completed in July 2010. Total expenses of this offering, including the underwriters’ discount and non-accountable expense reimbursement were approximately $0.9 million.

Business Outlook

Ron Shelton, GigOptix’ Chief Financial Officer commented, “The achievement of record revenue during the third quarter and for the first nine months of the year represents our continued execution on our business initiatives. We remain focused on growing revenues and profitability in the coming quarters. For the fourth quarter, we expect revenue to increase sequentially between 7 and 10 percent. These results will be driven by continued demand for our existing product lines, as well as increasing traction of our products for the 40G and 100G markets. Furthermore, we expect to grow non-GAAP profitability and adjusted EBITDA as we move closer towards achieving GAAP profitability.”

Financial Results Webcast / Conference Call

GigOptix will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the third quarter 2010 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-866-383-7989 in the U.S. (1-617-597-5328 outside of the U.S.) and entering the pass code 71211865 at least 10 minutes prior to the start of the call. The conference call replay will be available beginning two hours after the call and until midnight Eastern Time on November 4, 2010. The replay dial-in number is 1-888-286-8010, and the pass code is 69617074. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website at http://www.GigOptix.com.

About GigOptix, Inc.

GigOptix is a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G fiber-optic telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and receiver amplifiers for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries. For more information, please visit http://www.GigOptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement and our statements under the heading “Business Outlook”. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the impact of the ChipX acquisition with respect to increased longevity of product revenue, the ability to integrate the team and of the new management , the ability to cross-sell to new clients and to diversify, the success of product sales in new markets, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, the ability to maintain and continue relationships with government agencies and the success of the alliance with Sanmina-SCI to produce a polymer-based modulator. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its Form 10-K, which was filed with the SEC on March 31, 2010 and its Form 10-Q’s filed with the SEC on May 10, 2010 and August 2, 2010.

(Financial Tables to follow)

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended				Nine months ended
	October 3, 2010%		October 4, 2009%		October 3, 2010%		October 4, 2009%
Revenue
Product	$5,866	81%	$2,142	68%	$16,525	88%	$7,582	65%
Government contract	1,357	19%	1,005	32%	2,251	12%	4,108	35%

Total revenue	7,223	100%	3,147	100%	18,776	100%	11,690	100%
Cost of revenue
Product	3,106	43%	964	31%	8,329	44%	3,100	27%
Government Contract	305	4%	367	12%	557	3%	1,765	15%

Total cost of revenue	3,411	47%	1,331	42%	8,886	47%	4,865	42%

Gross profit (loss)	3,812	53%	1,816	58%	9,890	53%	6,825	58%

Research and development expense	1,852	26%	1,255	40%	6,056	32%	3,919	34%
Selling, general and administrative expense	2,247	31%	1,744	55%	6,921	37%	6,170	53%
Restructuring expense	—	0%	—	0%	428	2%	—	0%

Total operating expenses	4,099	57%	2,999	95%	13,405	71%	10,089	86%

Loss from operations	(287)	-4%	(1,183)	-38%	(3,515)	-19%	(3,264)	-28%

Interest income (expense)	(105)	-1%	—	0%	(335)	-2%	(2)	0%
Other income (expense)	(16)	0%	8	0%	(132)	-1%	338	3%

Loss before provision for (benefit from) income taxes	(408)	-6%	(1,175)	-37%	(3,982)	-21%	(2,928)	-25%
Provision for (benefit from) income taxes	(2)	0%	22	1%	22	0%	(107)	1%

Net loss	(406)	-6%	(1,197)	-38%	(4,004)	-21%	(2,821)	-24%

Net loss per share - basic and diluted	$(0.03)		$(0.23)		$(0.39)		$(0.54)

Weighted average number of shares used in per share calculations - basic and diluted	11,972		5,229		10,204		5,193

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 3, 2010	December 31, 2009	Net Change
			$	%
ASSETS
Current assets:
Cash and cash equivalents	$4,852	$3,583	$1,269	35%
Accounts receivable, net	4,235	3,750	485	13%
Inventories	1,846	1,457	389	27%
Prepaid and other current assets	572	816	(244)	(30%)

Total current assets	11,505	9,606	1,899	20%
Property and equipment, net	4,042	4,334	(292)	(7%)
Intangible assets, net	4,016	4,716	(700)	(15%)
Goodwill	7,407	7,307	100	1%
Restricted cash	404	601	(197)	(33%)
Other assets	592	758	(166)	(22%)

Total assets	$27,966	$27,322	$644	2%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,117	$4,376	$(1,259)	(29%)
Accrued and other current liabilities	4,592	5,403	(811)	(15%)
Line of credit	3,271	1,324	1,947	147%

Total current liabilities	10,980	11,103	(123)	(1%)
Pension liabilities	199	186	13	7%
Other long-term liabilities	1,486	2,035	(549)	(27%)

Total liabilities	12,665	13,324	(659)	(5%)

Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of October 3, 2010; 12,195,031 and 9,289,682 issued and outstanding as of October 3, 2010 and December 31, 2009, respectively.
Common stock, $0.001 par value	12	9	3	33%
Additional paid-in capital	88,076	82,814	5,262	6%
Accumulated deficit	(72,998)	(68,993)	(4,005)	6%
Accumulated other comprehensive income	211	168	43	26%

Total stockholders’ equity	15,301	13,998	1,303	9%

Total liabilities and stockholders’ equity	$27,966	$27,322	$644	2%

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three months ended,		Nine months ended,
	October 3, 2010	October 4, 2009	October 3, 2010	October 4, 2009
GAAP - Total cost of revenue	$3,411	$1,331	$8,886	$4,865
Stock based compensation	(3)	(2)	(9)	(4)
Amortization of intangible assets	(139)	(120)	(423)	(374)

Non-GAAP total cost of revenue	$3,269	$1,209	$8,454	$4,487

GAAP - gross profit (loss)	$3,812	$1,816	$9,890	$6,825
Stock based compensation	3	2	9	4
Amortization of intangible assets	139	120	423	374

Non-GAAP gross profit	$3,954	$1,938	$10,322	$7,203

GAAP - Operating expenses	$4,099	$2,999	$13,405	$10,089
Stock based compensation	(359)	(212)	(1,180)	(572)
Amortization of intangible assets	(92)	(11)	(277)	(11)
Restructuring expense	—	—	(428)	—
Acquisition related compensation charge	(150)	(175)	(450)	(525)

Non-GAAP operating expenses	$3,498	$2,601	$11,070	$8,981

GAAP - Loss from operations	$(287)	$(1,183)	$(3,515)	$(3,264)
Stock based compensation	362	214	1,189	576
Amortization of intangible assets	231	131	700	385
Restructuring expense	—	—	428	—
Acquisition related compensation charge	150	175	450	525

Non-GAAP loss from operations	$456	$(663)	$(748)	$(1,778)

GAAP - net loss	$(406)	$(1,197)	$(4,004)	$(2,821)
Stock based compensation	362	214	1,189	576
Amortization of intangible assets	231	131	700	385
Restructuring expense	—	—	428	—
Acquisition related compensation charge	150	175	450	525
Amortization of discount on loan	—	—	152	—
Gain on sale of assets	—	—	—	300

Non-GAAP net income (loss)	$337	$(677)	$(1,085)	$(1,035)

Adjusted EBITDA reconciliation:
Loss from operations	$(287)	$(1,183)	$(3,515)	$(3,264)
Restructuring expense	—	—	428	—
Depreciation and amortization	793	403	2,623	1,210
Stock based compensation	362	214	1,189	576

Adjusted EBITDA	$868	$(566)	$725	$(1,478)

GIGOPTIX, INC.

NOTES TO NON-GAAP FINANCIAL MEASURES

To supplement our financial results on a GAAP basis, we use non-GAAP measures indicated in the tables which we believe provide a more comprehensive understanding of the various factors and trends that affect our business. We believe that these non-GAAP financial measures reflect an additional and useful way to understand our business. Our non-GAAP financial measures are not intended as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Restructuring expense.

Restructuring charges primarily relate to activities taken by management to make changes to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures as they are not considered core activities and have not historically occurred.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and ChipX and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

•	Gain on sale of assets

In February 2009 we sold certain assets acquired in connection with the Lumera acquisition for $300,000 and recognized a gain on the entire amount and is excluded from our non-GAAP financial measures as it is not reflective of our ongoing business.

Media Contact:

GigOptix, Inc.

Parker Martineau

Corporate Communications Manager

650-424-1937

pmartineau@gigoptix.com

Investor Contact:

Shelton Group Investor Relations

Leanne Sievers, EVP

949-224-3874

lsievers@sheltongroup.com